Exhibit 1.01

TERMS AGREEMENT

January 3, 2013

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Attention:        Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$1,750,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, Wells Fargo Securities, LLC, Banca IMI S.p.A., Barclays Capital Inc., Blaylock Robert Van, LLC, BNY Mellon Capital Markets, LLC, Capital One Southcoast, Inc., CastleOak Securities, L.P., CIBC World Markets Corp., Comerica Securities, Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Kota Global Securities Inc., Lebenthal & Co., LLC, MFR Securities, Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, RBS Securities Inc., Scotia Capital (USA) Inc., SMBC Nikko Capital Markets Limited, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and The Williams Capital Group, L.P., as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.497% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be January 10, 2013, at 9:30 a.m. (Eastern Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	1.250% Senior Notes Due 2016

Maturity:	January 15, 2016

Interest Rate:	1.250% semi-annual coupon

Interest Payment Dates:	Semi-annually on the 15th day of each January and July, commencing July 15, 2013

Initial Price to Public:	99.747% of the principal amount thereof, plus accrued interest, if any, from January 10, 2013

Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated May 12, 2011

Record Date:	The business day immediately preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc. — Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for

•

Section 1(a), which is hereby deleted in its entirety and replaced with the following: “The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a shelf registration statement (File No. 333- 172562), including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.”;

•	Section 1(d), which is hereby deleted in its entirety and replaced with “Reserved”;

•

Section 1(e), which is hereby deleted in its entirety and replaced with the following: “(e) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such time being used as the determination date for purposes of this clause (ii)), the Company met the requirements set forth in Rule 164(e)(2) with respect to ineligible issuer use of free writing prospectuses that contain only descriptions of the terms of the securities in the offering or the offering.”; and

•	Section 1(g) is hereby added in its entirety as follows:

(g) On each Effective Date, at the Execution Time and on the Closing Date, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.”

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 3:30 p.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however, that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority.

Selling Restrictions:

European Economic Area

Each Underwriter represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “Relevant Implementation Date”), an offer to the public of any Securities which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any Securities may be made at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Securities and Exchange Law of Japan. The Underwriters will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus Supplement under the heading “Recent United States Federal Income Tax Developments” and in the Prospectus under the headings “United States Federal Income Tax Considerations — Introduction” and “ — Non-United States Holders” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Michael J. Tarpley, Esq., Associate General Counsel-Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as counsel to the Company in connection with matters related to the issuance of the Securities. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on January 3, 2013 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated January 3, 2013, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., on behalf of the Underwriters named herein

By:	/s/ Jack D, McSpadden, Jr.
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ LeRoy Davis
	Name:	LeRoy Davis
	Title:	Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities

Citigroup Global Markets Inc.	$1,382,500,000

Deutsche Bank Securities Inc.	$43,750,000

Goldman, Sachs & Co.	$43,750,000

UBS Securities LLC	$43,750,000

Wells Fargo Securities, LLC	$43,750,000

Banca IMI S.p.A.	$8,750,000

Barclays Capital Inc.	$8,750,000

Blaylock Robert Van, LLC	$8,750,000

BNY Mellon Capital Markets, LLC	$8,750,000

Capital One Southcoast, Inc.	$8,750,000

CastleOak Securities, L.P.	$8,750,000

CIBC World Markets Corp.	$8,750,000

Comerica Securities, Inc.	$8,750,000

Credit Suisse Securities (USA) LLC	$8,750,000

HSBC Securities (USA) Inc.	$8,750,000

Kota Global Securities Inc.	$8,750,000

Lebenthal & Co., LLC	$8,750,000

MFR Securities, Inc.	$8,750,000

Mizuho Securities USA Inc.	$8,750,000

PNC Capital Markets LLC	$8,750,000

RBC Capital Markets, LLC	$8,750,000

RBS Securities Inc.	$8,750,000

Scotia Capital (USA) Inc.	$8,750,000

SMBC Nikko Capital Markets Limited	$8,750,000

SunTrust Robinson Humphrey, Inc.	$8,750,000

TD Securities (USA) LLC	$8,750,000

The Williams Capital Group, L.P.	$8,750,000

Total	$1,750,000,000

ANNEX B

FINAL TERM SHEET

US$1,750,000,000	FILED PURSUANT TO RULE 433
1.250% SENIOR NOTES DUE 2016	FILE NO. 333-172562

Terms and Conditions:

Issuer:	Citigroup Inc.
Ratings:	Baa2 (negative outlook)/A- (negative outlook)/A (stable outlook) (Moody’s / S&P / Fitch)
Ranking:	Senior
Trade Date:	January 3, 2013
Settlement Date:	January 10, 2013 (T+5 days)
Maturity:	January 15, 2016
Par Amount:	U.S. $1,750,000,000
Semi-Annual Coupon:	1.250% per annum
Re-offer Spread to Benchmark:	T3 + 95 basis points
Re-offer Yield:	1.336% per annum
Public Offering Price:	99.747%
Net Proceeds to Citigroup:	$1,741,197,500 (before expenses).
Interest Payment Dates:	The 15th day of each January and July, commencing July 15, 2013 (long first coupon). Following business day convention.
Day Count:	30/360.
Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply.
Redemption at Issuer Option:	Only for tax purposes.
Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.
Recent Tax Developments:

Under certain provisions of the Hiring Incentives to Restore Employment (HIRE) Act and associated proposed Treasury regulations and Internal Revenue Service guidance (such provisions, proposed regulations and guidance commonly known as “FATCA”), a U.S. holder or a non-U.S. holder of a note may be subject to withholding of U.S. federal income tax at the current rate of 30% on payments of interest after December 31, 2013, and the gross proceeds from the disposition of a note after December 31, 2016, if (i) the holder is, or holds the note through, a “foreign financial institution,” unless such foreign financial institution has entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and the holder has provided any required information to the foreign financial institution or (ii) the holder is a “non-financial foreign entity,” unless the holder has provided any required information with respect to its direct and indirect U.S. owners. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Under the rules described above, FATCA applies to debt securities, including the notes, issued after December 31, 2012. According to a government official, future guidance is expected to provide that FATCA will not apply to any debt securities, including the notes, issued before January 1, 2014; however, there can be no assurance that FATCA withholding will not apply to the notes.

The issuer will not be required to pay additional amounts to non-U.S. persons, as described under “Description of Debt Securities – Payment of Additional Amounts” in the related Prospectus dated May 12. 2011, for any FATCA withholding applicable to the notes.

Sinking Fund:	Not applicable.

US$1,750,000,000	FILED PURSUANT TO RULE 433
1.250% SENIOR NOTES DUE 2016	FILE NO. 333-172562

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.
Minimum Denomination / Multiples:	$1,000/ multiples of $1,000 in excess thereof

Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. UBS Securities LLC Wells Fargo Securities, LLC

Junior Co-Managers:

Banca IMI S.p.A.

Barclays Capital Inc.

Blaylock Robert Van, LLC

BNY Mellon Capital Markets, LLC

Capital One Southcoast, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

Comerica Securities, Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Kota Global Securities Inc.

Lebenthal & Co., LLC

MFR Securities, Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

RBS Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

CUSIP:	172967 GG 0

ISIN:	US172967GG04

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.